Exhibit 4.80

WOODSIDE AGENCY SERVICES, LLC
25 Mall Road
Burlington, MA 01803

April 26, 2010
National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, OH 43017
Attn:  Steven J. Ross, Chief Executive Officer

Re:	Fee Arrangements

Ladies and Gentlemen:

We refer to (a) that certain Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended, modified, or supplemented from time to time, the “Securities Purchase Agreement”), by and among, inter alios, Woodside Capital Partners IV, LLC (“Woodside IV”), Woodside Capital Partners IV QP, LLC (“Woodside IV QP”), Woodside Capital Partners V, LLC, as assignee of Lehman Brothers Commercial Bank (“Woodside V”), Woodside Capital Partners V QP, LLC, as assignee of Lehman Brothers Commercial Bank (“Woodside V QP”, and together with Woodside V, the “Assignees”) (Woodside IV, Woodside IV QP, Woodside V and Woodside V QP are collectively referred to herein as the “Holders”), Woodside Agency Services, LLC, as Collateral Agent, and National Investment Managers Inc. (the “Company”); (b) that certain Amendment No. 8 to Securities Purchase and Loan Agreement, dated as of April 26, 2010 (the “Forbearance Agreement”), by and among, inter alios, the Holders, the Company and Woodside Agency Services, as Collateral Agent, (c) that certain Fee Agreement, dated as of November 30, 2007 (the “Fee Agreement”) among the Company and the Holders; (d) that certain Contingent Interest Payment Agreement, dated as of November 30, 2007 (the “CIP Agreement”) among the Company and the Holders; and (e) those certain Warrants (evidenced by Warrant Certificate Numbers WC-1, WC-2, WC-3, WC-4, WC-5, WC-6, WC-7, WC-8 and WC-9) issued to Woodside Capital Partners IV, Woodside Capital Partners IV QP, and Lehman Brothers Commercial Bank on November 30, 2007 and subsequently assigned by Lehman Brothers Commercial Bank to the Assignees.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement.

Each Holder hereby agrees that in consideration of the agreements set forth herein, it shall, concurrently with the effectiveness hereof, (a) surrender each of the Warrants held by it to the Company for cancellation and (b) relinquish its right to receive its portion of the CIP Amount (as defined in the CIP Agreement) and the Fee Amount (as defined in the Fee Agreement).

Exhibit 4.80

In consideration of the agreements set forth in the Forbearance Agreement, the Company hereby agrees that it shall pay a modification fee (the “Modification Fee”) to the Collateral Agent, for the pro rata account of each Holder, in the amount of $250,000, which Modification Fee shall be fully-earned as of the date hereof and shall be payable on the earliest of (a) the Maturity Date, (b) any Capital Transaction and (c) any acceleration of the Notes by the Holders.  The Modification Fee (x) shall constitute an additional Obligation under the Securities Purchase Agreement, secured by the Collateral, (y) shall accrue interest at 18% per annum, compounding monthly, with such interest being due and payable at the same time as the Modification Fee becomes due and payable and (z) shall otherwise be subject in all respects to the repayment and prepayment provisions of Sections 3.1 and 3.2 of the Securities Purchase Agreement.

In addition, in consideration of the agreements set forth in the Forbearance Agreement and the surrender of the Warrants and the relinquishment of the CIP Amount and Fee Amount as set forth above, the Company hereby agrees that it shall also pay an exit fee (the “Exit Fee”) to the Collateral Agent, for the pro rata account of each Holder, which Exit Fee shall be deemed to constitute an additional Obligation under the Securities Purchase Agreement, secured by the Collateral, and shall be payable and calculated as follows:

1.           The Exit Fee shall become due and payable to the Collateral Agent, for the pro rata account of each Holder, upon the earliest to occur of (A) the closing of any sale of the Company (in any single transaction or series of related transactions) to a non-affiliated third party or group of third-parties (a “Company Sale Transaction”), (B) the repayment in full in cash of all of the Obligations (other than contingent Obligations) under the Securities Purchase Agreement (a “Repayment Event”) and (C) the Maturity Date.

2.           In the event that a Company Sale Transaction shall be consummated prior to the occurrence of a Repayment Event and the Maturity Date, then the Exit Fee shall equal the sum of (a) $450,000 plus (b) an amount equal to one and one-half percent (1.50%) of the excess of (i) the Gross Sale Proceeds, over (ii) the aggregate amount of the Company’s outstanding indebtedness (including the Obligations (as defined in the Senior Loan Agreement) under the Senior Loan Agreement and the Obligations under the Securities Purchase Agreement), calculated immediately prior to closing, less the amount of the Borrower Sale Fee or the Borrower Refinancing Fee (as such terms are defined in that certain Eleventh Amendment to Revolving Line of Credit and Term Loan Agreement, dated as of even date herewith, among the Senior Creditor, the Company and the guarantors party thereto), as applicable, and shall be due and payable upon the consummation of such Company Sale Transaction.  As used herein, “Gross Sale Proceeds” means the gross purchase price being paid for the Company in connection with any Company Sale Transaction, without reduction for any fees to be paid therefrom or adjustments to be made thereto at or subsequent to closing of such Company Sale Transaction.

3.           In the event that a Repayment Event or the Maturity Date shall occur prior to the consummation of a Company Sale Transaction, then the Exit Fee shall equal $450,000 and shall be due and payable upon the occurrence of such Repayment Event or the Maturity Date, as applicable.

Exhibit 4.80

4.           In the event that a Company Sale Transaction shall occur within six (6) months after the occurrence of a Repayment Event or the Maturity Date, and the Gross Sale Proceeds from such Company Sale Transaction would have resulted in an Exit Fee in an amount greater than $450,000 pursuant to the formula set forth in paragraph 2 above, then the Company agrees that it shall pay the Collateral Agent, for the pro rata account of each Holder, an amount equal to the difference between such greater Exit Fee amount and $450,000 (such difference being referred to herein as the “Clawback Amount”).  For the avoidance of doubt, the Clawback Amount, if any, shall be due and payable upon the consummation of any Company Sale Transaction within the six (6) month period following the occurrence of a Repayment Event or the Maturity Date.

The Company agrees that it shall give each Holder at least five (5) days’ prior written notice of a Repayment Event or of its intention to enter into any letter of intent or other preliminary agreement in connection with a Company Sale Transaction.  The Exit Fee shall be due and payable in accordance with the terms hereof, and each Holder shall be entitled to its percentage of such Exit Fee as set forth on Schedule 1 hereto.  For the avoidance of doubt, the parties hereto hereby agree that this letter agreement shall supersede the Fee Agreement and the CIP Agreement in all respects such that payment of the Exit Fee pursuant to the terms hereof shall be deemed to satisfy all of the parties’ respective obligations under the CIP Agreement and the Fee Agreement.

In the event that any portion of the Modification Fee or the Exit Fee is not paid as required pursuant to the terms hereof, the Holders shall retain all of their rights hereunder, as to such unpaid portion.  Interest on any unpaid portion of the Exit Fee shall be payable on demand and shall accrue at the rate of 18% per annum, compounded on a quarterly basis to the extent permitted by law, from the day immediately following the day on which such Exit Fee becomes due and payable until the date that such unpaid Exit Fee, and all interest accrued thereon, has been paid in full in cash.

The Company hereby agrees that it shall not enter into any document, instrument or agreement which would in any manner restrict the Company's ability to pay to the Holders the Modification Fee and/or the Exit Fee when such fees become due and payable.

Any notice pursuant to this Agreement to the Company or any Holder shall be in writing and shall be deemed to have been duly given (a) if mailed by certified or registered mail, postage prepaid, return receipt requested, when received, (b) if by facsimile or other electronic transmission (including, without limitation, electronic mail), when electronic confirmation of receipt is received, and (c) if by overnight courier, when receipted for, in each case when addressed to them at their respective addresses set forth above (or such other address as any of them may designate by written notice to the others, in accordance herewith).

Exhibit 4.80

THE COMPANY HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS LETTER AGREEMENT, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS DETERMINED PURSUANT TO THE IMMEDIATELY PRECEDING PARAGRAPH.

THIS LETTER AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS LETTER AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

This letter agreement is, as further described in Section 3.6 of the Securities Purchase Agreement, secured by the Collateral pledged pursuant to the Security Documents.  Each Holder is entitled to enforce the provisions of the Securities Purchase Agreement and to enjoy the benefits thereof, and of the Security Documents and other Financing Agreements, and may exercise the respective remedies provided for hereby and thereby or otherwise available in respect hereof and thereof, all in accordance with the respective terms thereof.

This letter agreement shall constitute a Financing Agreement under the Securities Purchase Agreement, and all obligations included in this letter agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute Obligations and be secured by the Collateral.

This letter agreement sets forth the entire understanding of the parties hereto with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this letter agreement shall not affect the validity or enforceability of its remaining provisions.  Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this letter agreement shall be equally applicable to the singular and plural forms of the terms defined.

Exhibit 4.80

This letter agreement may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument.  In making proof of this letter agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  Any signature delivered by a party by facsimile transmission or other electronic method of transmission (including without limitation in “PDF” format) shall be deemed to be an original signature hereto.

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Exhibit 4.80

Sincerely yours,

WOODSIDE CAPITAL PARTNERS V, LLC

By: Woodside Opportunity Partners II, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS V QP, LLC

By: Woodside Opportunity Partners II, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS IV, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

Exhibit 4.80

WOODSIDE CAPITAL PARTNERS IV QP, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

Exhibit 4.80

Acknowledged and Agreed:

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: CEO

Exhibit 4.80

Schedule 1

Payment Amount Percentages

Holder	Percentage

Woodside Capital Partners IV, LLC	22.73%

Woodside Capital Partners IV QP, LLC	27.27%

Woodside Capital Partners V, LLC	23.83%

Woodside Capital Partners V QP, LLC	26.17%